UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 1, 2020
________________________
YUM! BRANDS, INC.
(Exact name of registrant as specified in its charter)

Commission file number 1-13163

North Carolina				13-3951308
(State or other jurisdiction of				(I.R.S. Employer
incorporation or organization)				Identification No.)

1441 Gardiner Lane,	Louisville,	Kentucky		40213
(Address of principal executive offices)				(Zip Code)

Registrant’s telephone number, including area code:			(502)	874-8300

Former name or former address, if changed since last report:			N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, no par value	YUM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Senior Notes
General
On April 1, 2020 (the “Closing Date”), YUM! Brands, Inc. (the “Issuer”), completed the issuance and sale of $600 million aggregate principal amount of 7.75% Senior Notes due 2025 (the “Notes”) in a previously announced private offering. The Notes were sold only to persons believed to be qualified institutional buyers in compliance with Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons outside of the United States in compliance with Regulation S of the Securities Act.
Indenture
The Notes were issued under an Indenture, dated as of the Closing Date (the “Indenture”), by and between the Issuer and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). A copy of the Indenture is filed as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.
Principal, Maturity and Interest. The Issuer issued $600 million aggregate principal amount of Notes on the Closing Date. The Notes are the general unsecured senior obligations of the Issuer and will not be guaranteed by any of the Issuer’s subsidiaries. The Notes will mature on April 1, 2025. Interest on the Notes is payable semi-annually in arrears on April 1 and October 1, beginning on October 1, 2020, to holders of record of the Notes on the immediately preceding March 15 and September 15, respectively.
The Notes will bear interest at a rate of 7.75% per annum. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Closing Date.
Optional Redemption. The Issuer may redeem all or part of the Notes at any time prior to April 1, 2022, by paying a redemption price equal to 100% of the principal amount of Notes plus the Applicable Premium (as defined in the Indenture) plus accrued and unpaid interest, if any, to the redemption date.
On or after April 1, 2022, the Notes will be redeemable in whole at any time or in part from time to time, at the Issuer’s option, at a redemption price equal to the percentage of the principal amount of such Notes set forth below plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the twelve-month period beginning on April 1 of the year indicated below:

Year	Percentage
2022	103.8750%
2023	101.9375%
2024 and thereafter	100.0000%
Change of Control. Upon the occurrence of a Change of Control Triggering Event (as defined in the Indenture) of the Issuer, the Issuer will be required to offer to repurchase the Notes at a purchase price equal to 101% of the aggregate principal amount plus accrued and unpaid interest, if any, to the date of such repurchase.
Covenants and Restrictions. The Indenture contains covenants that restrict the Issuer’s ability, with certain exceptions, to secure debt with liens on certain ‘‘restricted property,’’ engage in sale and leaseback transactions and merge or consolidate with another entity, or sell, transfer or lease all or substantially all of its assets.
Events of Default. The Indenture also provides for certain events of default with respect to the Notes, including (i) failure to pay interest for 30 days, (ii) failure to pay principal or premium, if any, when due, (iii) failure to comply with any other agreement or obligation in the Indenture for 90 days (or in the case of certain reporting obligations, for 180 days) after notice is given by the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Notes, (iv) default in the payment when due or the acceleration of the maturity of indebtedness for money borrowed or guaranteed by the Issuer in an amount aggregating $100 million or more and (v) certain specified events of bankruptcy, insolvency or reorganization of the Issuer.

The Notes have not been, nor will they be, registered under the Securities Act and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.
The descriptions and provisions of the Indenture set forth above are summaries only, are not complete and are qualified in their entirety by reference to the full and complete terms contained in the Indenture, a copy of which is attached as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Use of Proceeds
The net proceeds from the offering of the Notes are expected to be used to pay the fees and expenses of the offering and for general corporate purposes

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

4.1	Indenture, dated as of April 1, 2020, by and between the Issuer and The Bank of New York Mellon Trust Company, N.A., as trustee.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YUM! BRANDS, INC.
(Registrant)

Date:	April 6, 2020	/s/ David Russell
Sr. Vice President, Finance and Corporate Controller